Exhibit 4.1

__________, 202_

SLR PRIVATE CREDIT BDC II LLC

FORM OF SUBSCRIPTION AGREEMENT

SLR PRIVATE CREDIT BDC II LLC

500 Park Avenue

3rd Floor

New York, NY 10022

Ladies and Gentlemen:

1.

Subscription. The undersigned (the “Subscriber”) hereby irrevocably subscribes for and agrees to purchase common limited liability company units (the “Units”) in SLR Private Credit BDC II LLC (the “Fund”), on the terms and conditions described herein and in the Amended and Restated Limited Liability Company Agreement of the Fund, dated as of December 23, 2022 (as amended, restated and/or modified from time to time, the “LLC Agreement”), delivered to the Subscriber with this subscription agreement (this “Agreement”). The Subscriber agrees to make a capital commitment of $______ to the Fund, which amount shall be payable on the terms and conditions as set forth in the LLC Agreement. Payment of any portion of any capital commitment shall be made in immediately available funds in U.S. dollars. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the LLC Agreement.

2.

Subscriber Status. The Subscriber represents that it is an investment fund organized to invest in the Fund and is subscribing for Units on behalf of its investors (each, an “Access Fund Subscriber”), who have each acquired an interest (an “Access Fund Interest”) in the Subscriber. The Fund acknowledges and agrees that the Access Fund Subscribers invested in the Subscriber shall not be required to complete this Agreement or any other subscription materials of the Fund and the Subscriber shall not have any obligation to disclose to the Fund any information in respect of the Access Fund Subscribers or prospective Access Fund Subscribers, including the identities and commitments of any such investors or prospective investors or any information that could be used to discover the identity of any actual or prospective Access Fund Subscriber.

3.

Representations and Warranties; Covenants; Agreements. In connection with the Fund’s acceptance of this subscription, the Subscriber represents, warrants and covenants as of the date hereof and on the date of each capital contribution to the Fund as follows:

a.

i.

the Subscriber understands, and represents and warrants that the Units are offered to and purchased by the Subscriber in a transaction not involving any public offering in the United States in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated under the Securities Act, and that the Units will not be registered under the Securities Act. The Subscriber acknowledges that no representation is made by the Fund or SLR Capital Partners, LLC, in its capacity as investment manager of the Fund (the “Investment Manager”), or any of their respective Affiliates as to the availability of any exemption under the Securities Act or any other securities laws for resale of the Units;

ii.

it is acquiring the Units as principal for investment only and not with a view to the resale, distribution or other disposition thereof in violation of the Securities Act, and is not a partnership, limited liability company, common trust fund, special trust, profit sharing, pension fund or other retirement plan in which partners, members, beneficiaries or participants, as applicable, may designate the particular investments to be made; and

iii.

based on representations by each Access Fund Subscriber, each Access Fund Subscriber is both an “accredited investor” as defined in Rule 501(a) under the Securities Act and a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Subscriber agrees to use commercially reasonable efforts to provide, if reasonably requested by the Fund or the Investment Manager in order for the Fund to comply with applicable law or regulation, additional information and representations that may reasonably be required to substantiate an Access Fund Subscriber’s status as an “accredited investor” or “qualified purchaser” or to otherwise determine the eligibility of the Subscriber to purchase Units and reconfirm the Subscriber’s tax status, provided that under no circumstances will the Subscriber be required to provide any personal identifying information or information that may be used to identify any Access Fund Subscriber or prospective Access Fund Subscriber.

b.

The Subscriber represents that to its knowledge (based upon representations it receives from Access Fund Subscribers) that no “beneficial owner”[1] of 19.99% or more of the Units is subject to any of the “Bad Actor” disqualifications (each, a “Disqualification Event”) described in Rule 506(d)(1) under the Securities Act, except for a Disqualification Event contemplated by Rule 506(d)(2) of the Securities Act. In the event that the Subscriber becomes aware at any time that the foregoing is no longer accurate, the Subscriber agrees that it will (i) notify the Fund and (ii) provide such information to the Fund as the Fund reasonably requests in order to determine whether such circumstances would be expected to adversely affect the Fund and whether there is any remedial action that must be taken in connection therewith.

c.

The Subscriber and its Affiliates have provided each Access Fund Subscriber with access to financial and other information relating to the Fund, the Investment Manager or the offering of the Units, including, but not limited to, the LLC Agreement, the Fund’s Private Placement Memorandum (as amended, restated and/or supplemented from time to time, the “Memorandum”), and the Investment Management Agreement by and between the Fund and the Investment Manager (the “Investment Management Agreement”), a form of which is attached hereto as Exhibit A (collectively, the “Operative Documents”), and such other information or documents as such Access Fund Subscriber has deemed necessary or appropriate in order to make an informed investment decision with respect to its purchase of an Access Fund Interest. The Subscriber has presented the Access Fund Subscribers with an opportunity to ask questions related to an investment in the Fund and has, in turn, had the opportunity to ask questions of and receive answers from persons acting on behalf of the Fund and the Investment Manager. The Subscriber and its Affiliates have been furnished any information the Subscriber has requested for itself and on behalf of the Access Fund Subscribers, and all such questions have been answered to the full satisfaction of the Subscriber and the Access Fund Subscribers, and neither the Subscriber nor any Access Fund Subscriber has received nor is relying upon any recommendation

[1]

For purposes of this paragraph, the “beneficial owner” of a security includes any person who, directly or indirectly has or shares, or is deemed to have or share: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security.

from the Fund or the Investment Manager regarding the advisability of acquiring, holding, disposing of or exchanging securities or other investment property, including the Units. Based on representations made by each Access Fund Subscriber, each Access Fund Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Subscriber’s investment in the Units, and each Access Fund Subscriber is able to bear the economic risk of the investment. Based on representations by each Access Fund Subscriber, each Access Fund Subscriber has carefully read, reviewed and considered the Operative Documents (including the matters set forth under the caption “Investment Considerations and Risk Factors” in the Memorandum and “Appendix A – Tax and ERISA Considerations” and “Appendix B – Certain Regulatory Matters” attached to the Memorandum) and any other information or documents provided to it, and has considered and discussed with its legal, tax, accounting and financial advisors the suitability of an investment in the Units (including the financial, tax, legal, accounting, regulatory and related consequences related to such investment), through the Subscriber, for its particular tax and financial situation and has determined that an investment in the Units, through the Subscriber, is a suitable investment for it.

d.

The Subscriber understands that the Fund intends to file elections to be: (i) regulated as a business development company (“BDC”) under the Investment Company Act and (ii) treated as a regulated investment company within the meaning of Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes. The Subscriber also understands that the Fund intends to file a registration statement on Form 10 (the “Form 10”) related to the Units with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Subscriber understands that the Form 10 is not the offering document pursuant to which the Fund is conducting the offering of the Units and may not include all information regarding the Fund contained in the Memorandum; accordingly, the Subscriber and Access Fund Subscribers should rely exclusively on information contained in the Operative Documents in making their respective investment decisions.

e.

The Subscriber understands, represents and warrants that the Subscriber’s investment in the Units involves certain risks, including the risk of loss of all or a substantial part of its investment under certain circumstances. The Subscriber further understands, and represents and warrants that the Units will be highly illiquid and are not suitable for trading. The Units may represent an indirect, leveraged exposure to loans, which may expose the Units to disproportionately large changes in value. The Units will rank behind obligations of the Fund to all creditors (secured and unsecured and whether known or unknown) of the Fund, including, without limitation, the Investment Manager.

f.

Prior to any merger of the Fund (or any successor entity to the Fund) with or into an affiliated entity that is regulated under the Investment Company Act, whose securities are listed for trading on a national securities exchange, and that will have a total net asset value of at least $1.0 billion immediately after the closing of such merger, subject to any limitations under the Investment Company Act (an “Exchange Listing”), and except as provided in the LLC Agreement, the Subscriber may not withdraw its capital contribution or sell, assign or transfer its Units without the prior written consent of the Investment Manager, which the Investment Manager may grant or withhold in its sole and absolute discretion. Following an Exchange Listing, during the Lock-Up Period (as defined below), the Subscriber will be restricted from: (1) offering, pledging, selling, contracting to sell, sell any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase or otherwise transferring or disposing of, directly or indirectly, any Units, securities into which the Units are converted, or securities convertible into or exchangeable or exercisable for any Units, or publicly disclosing the intention to make any offer, sale, pledge or disposition, (2) entering into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of Units or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of Units or such other securities, in cash or otherwise), or (3) if applicable, making any demand for or exercise any right with respect to the registration of any Units or any security convertible into or exercisable or exchangeable for Units. The “Lock-Up Period” is (i) 180 days after the date of an Exchange Listing for all Units held by the Subscriber, (ii) 270 days after the date of an Exchange Listing for two-thirds of the Units held by the Subscriber, and (iii) 365 days after the date of an Exchange Listing for one-third of the Units held by the Subscriber. The lock-up will apply to all Units acquired prior to an Exchange Listing, but will not apply to any securities of the Fund acquired after the date of an Exchange Listing.

g.

None of the Subscriber or, to the Subscriber’s knowledge, any Access Fund Subscriber will, at any time, offer to buy or offer to sell the Units by any form of general solicitation or advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or seminar or meeting whose attendees have been invited by general solicitations or advertising.

h.

The Subscriber represents and warrants that as a result of the Subscriber’s acquisition and holding of Units: (i) the assets of the Fund will not constitute the assets of any employee benefit plan subject to any federal, state, local or non-U.S. law, rule or regulations (“Similar Law”) that is similar to (A) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (B) Section 4975 of the Code; (ii) any Service Provider will not be considered to be a fiduciary of the Subscriber under any Similar Law; and (iii) no activity of the Fund contemplated in the LLC Agreement will violate any Similar Law.

i.

The Subscriber is not a “benefit plan investor” within the meaning of the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the U.S. Code of Federal Regulations, as amended (by ERISA or otherwise) from time to time (the “Plan Asset Regulation”); provided, however, that in the event that the Subscriber becomes a “benefit plan investor” within the meaning of the Plan Asset Regulation at any time following the date of this Agreement, the Subscriber shall immediately provide written notification to the Fund of such change in status and provide any additional information reasonably requested by the Fund.

j.

The Subscriber is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by it and constitutes a valid and legally binding agreement of it, enforceable against it in accordance with its terms. Based on representations by each Access Fund Subscriber, each Access Fund Subscriber has full power and authority to execute and deliver any agreement to acquire an Access Fund Interest and such agreement has been duly authorized, executed and delivered by such Access Fund Subscriber and constitutes a valid and legally binding agreement for such Access Fund Subscriber, enforceable against such Access Fund Subscriber in accordance with its terms.

k.

The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of the Subscriber’s obligations hereunder do not and will not conflict with, constitute a default under or result in any breach or violation of, any of the terms or provisions of any governing instrument applicable to the Subscriber, or any agreement or other instrument to which the Subscriber is a party or by which the Subscriber, or any of its assets is bound, or any permit, franchise, judgment, decree, statute, rule or regulation applicable to the Subscriber or its business or assets.

l.

There is no judgment, decree, statute, rule or regulation, or any event, condition or contractual restriction that would restrict the Subscriber’s ability to purchase the Units and make capital contributions to the Fund or, to the Subscriber’s knowledge, any Access Fund Subscriber’s ability to purchase an Access Fund Interest and make capital contributions to the Subscriber.

m.

The Subscriber acknowledges and agrees that a number of obligations may be imposed on the Fund (or any of its Affiliates) under (i) legislation known as the U.S. Foreign Account Tax Compliance Act (FATCA), Sections 1471 through 1474 of the Code and the U.S. Treasury regulations thereunder (whether proposed, temporary or final), (ii) the Common Reporting Standard issued by the Organisation for Economic Cooperation and Development, (iii) any similar automatic exchange of financial, account or tax information agreements or arrangements, and (iv) in each case, including any successor provisions, subsequent amendments, and administrative guidance promulgated thereunder (or which may be promulgated in the future), any applicable intergovernmental agreement and related statutes, regulations or rules, and other guidance thereunder, any governmental authority pursuant to the foregoing authorities, and any agreement entered into by or with respect to the Fund or any of its Affiliates (collectively, “AEOI”). In this regard:

i.

The Subscriber acknowledges that in order to comply with AEOI and/or to avoid the imposition of U.S. federal withholding tax, the Fund and/or its agents, Affiliates, directors or officers, may, from time to time, (i) require further information and/or documentation from the Subscriber, which information and/or documentation may (A) include, but will not be limited to, information and/or documentation relating to or concerning the Subscriber and/or its controlling persons, any such person’s identity, residence (or jurisdiction of formation or tax residence) and income tax status, and (B) need to be certified by the Subscriber and, where applicable, under penalties of perjury, and (ii) provide or disclose any such information and documentation to the Internal Revenue Service (the “IRS”), or other governmental authorities or agencies, or to any applicable jurisdiction under AEOI, and to certain withholding agents.

ii.

The Subscriber agrees that it shall provide and/or update such information and/or documentation concerning itself and/or its controlling persons, as and when requested by the Fund or any of the Fund’s agents or Affiliates, as any such person, in its sole discretion, determines is necessary or advisable for the Fund (or any of its Affiliates) to comply with its obligations under AEOI.

iii.

The Subscriber agrees to waive any provision of law of any jurisdiction that would, absent a waiver, prevent compliance with AEOI by the Fund or any Affiliate thereof, including, but not limited to, the Subscriber’s provision of any requested information and/or documentation.

iv.

The Subscriber acknowledges that if the Subscriber provides information or documentation that is in any way misleading, or does not timely provide or update the requested information and/or documentation or waiver (each, an “AEOI Compliance Failure”), as applicable, the Fund may, at its sole discretion and in addition to all other remedies available at law or in equity, immediately or at such other time or times redeem or withdraw all or a portion of the Subscriber’s Units or investment, prohibit in whole or part the Subscriber from participating in additional investments of the Fund and/or deduct from the Subscriber’s account and retain amounts sufficient to indemnify and hold harmless the Fund and any of the Fund’s agents, or any other subscriber/investor, or any partner, member, shareholder, director, manager, officer, employee, delegate, agent, Affiliate, executor, heir, assign, successor or other legal representative of any of the foregoing persons, from any and all withholding taxes, interest, penalties, costs, expenses and other losses or liabilities suffered by any such person or persons on account of an AEOI Compliance Failure; provided that the foregoing indemnity shall be in addition to and supplement any other indemnity provided under this Agreement.

v.

To the extent that the Fund and any of the Fund’s agents, or any other subscriber/investor, or any partner, member, shareholder, director, manager, officer, employee, delegate, agent, Affiliate, executor, heir, assign, successor or other legal representative of any of the foregoing persons suffers any withholding taxes, interest, penalties and/or other expenses and costs on account of the Subscriber’s AEOI Compliance Failure, (a) the Subscriber shall promptly pay upon demand by or on behalf of the Fund to the Fund or, at the Fund’s direction, to any of the foregoing persons, an amount equal to such withholding taxes, interest, penalties and other expenses and costs, or (b) the Fund may reduce the amount of the next distribution or distributions which would otherwise have been made to the Subscriber or, if such distributions are not sufficient for that purpose, reduce the proceeds of liquidation otherwise payable to the Subscriber by an amount equal to such withholding taxes, interest, penalties and other expenses and costs.

vi.

The Subscriber acknowledges that the Fund, in consultation with its agents, will determine in its sole discretion, whether and how to comply with AEOI, and any such determinations shall include, but not be limited to, an assessment of the possible burden to subscribers/investors, the Fund, the Fund’s agents, the Administrative Coordinator and the Administrator of timely collecting information and/or documentation.

vii.

The Subscriber acknowledges and agrees that it shall have no claim against the Fund and any of the Fund’s agents, or any other subscriber/investor, or any partner, member, shareholder, director, manager, officer, employee, delegate, agent, Affiliate, executor, heir, assign, successor or other legal representative of any of the foregoing persons, for any damages or liabilities attributable to any AEOI compliance related determinations pursuant to this subsection (l); provided that the indemnity set forth in this subsection (l) shall be in addition to and supplement any other indemnity provided under this Agreement.

n.

i.

Neither the Subscriber, nor any of its Affiliates, nor any beneficial owner(s) of the Subscriber or the Subscriber’s Affiliates, including the Access Fund Subscribers, (A) appears on the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or Sectoral Sanctions Identifications List[2] of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, nor are they otherwise a party with which any entity is prohibited to deal under the laws of the United States or otherwise the subject of U.S. sanctions laws,[3] or (B) is a person identified as, or affiliated with, a terrorist organization on any other relevant lists maintained by governmental authorities. The Subscriber further represents and warrants that the monies used to fund the investment in the Units are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, any country (1) under a U.S. embargo enforced by OFAC, (2) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering or (3) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.” The Subscriber further represents and warrants that the Subscriber: (1) has conducted thorough due diligence with respect to all of its beneficial owners, including the Access Fund Subscribers, (2) has established the identities of all beneficial owners and the sources of each of the beneficial owner’s funds, including the Access Fund Subscribers, and (3) will retain evidence of any such information for at least five years from the date of complete withdrawal from the Fund. Pursuant to anti-money laundering laws and regulations, including rules issued by the Financial Crimes Enforcement Network (“FinCEN”) under authority granted it by the U.S. Department of the Treasury, the Fund may be required to respond to certain requests related to the Fund’s or the Subscriber’s ownership, and the Subscriber agrees to reasonably cooperate with such requests to the extent applicable. The Subscriber further represents and warrants that the Subscriber does not know or have any reason to suspect that (x) the monies used to fund the Subscriber’s investment in the Units have been or will be derived from or related to any illegal activities, including, but not limited to, money laundering activities, and (y) the proceeds from the Subscriber’s investment in the Units will be used to finance any illegal activities.

ii.

The Subscriber will provide to the Fund at any time such information as the Fund determines to be necessary or appropriate (A) to comply with the anti-money laundering laws, rules and regulations issued by FinCEN, any other federal or state governmental authority, self-regulatory organization, or applicable jurisdiction and (B) to respond to requests for information concerning the identity of the Subscriber or any Access Fund Subscribers from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

iii.

The Subscriber understands and agrees that the Fund may not accept any subscriptions from the Subscriber if the Subscriber cannot make the representations set forth in this Section. The Subscriber is advised that, by law, the Fund may be obligated to “freeze the account” of the Subscriber, either by prohibiting additional capital contributions or subscriptions from the Subscriber, declining any redemption requests and/or segregating the assets in the account in compliance with governmental regulations, and Fund may also be required to report such action and disclose the Subscriber’s identity to OFAC, to the extent required by applicable law. The Subscriber further acknowledges that the Fund may, by written notice to the Subscriber, suspend the redemption rights (if any) of the Subscriber as reasonably required to comply with applicable anti-money laundering regulations applicable to the Fund and the Investment Manager or any of the Fund’s other service providers.

[2]	This information may be found online at www.treas.gov/ofac.
[3]	This information may be found online at www.treas.gov.

o.

Each of the Subscriber and, based on representations given by each Access Fund Subscriber, the Access Fund Subscribers has the financial capacity and necessary authorization to complete the transactions contemplated by the LLC Agreement and the limited partnership agreement of the Subscriber (as amended, restated and/or modified from time to time).

p.	The Subscriber confirms that, to its knowledge, five or fewer individuals do not own 50 percent or more in value of the Subscriber’s limited partnership interests.

q.

The Subscriber agrees to provide the Fund with an accurately completed and duly executed IRS Form W-9 (or any successor form) certifying its status as a U.S. person and its U.S. tax identification number or similar tax forms reasonably requested by the Fund.

r.

The Subscriber agrees to provide the Fund, the Administrative Coordinator, the Administrator and/or any other authorized agent of the Fund any additional tax information or documentation that the Fund, the Administrative Coordinator, the Administrator and/or any other authorized agent of the Fund believes will enable it or any subsidiary or Affiliate of the foregoing to comply with or mitigate any of their respective tax reporting, tax withholding, and/or tax compliance obligations, or which may arise as a result of a change in law or in the interpretation thereof. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Subscriber shall not be required to disclose to the Fund any information in respect of the Access Fund Subscribers or their direct or indirect owners and, if any such information is requested or required by the IRS or another tax authority, the Fund and the Subscriber shall cooperate to the extent reasonably possible to provide such information in a manner that does not disclose the identities of the Access Fund Subscribers or their direct or indirect owners to the Fund, the IRS or another tax authority.

s.

The Subscriber agrees that the tax certifications, representations, warranties or covenants required to be provided and agreements required to be entered into hereunder shall survive the acceptance and closing of this subscription and the dissolution of the Fund, without limitation as to time. Without limiting the foregoing, the Subscriber agrees (i) to give the Fund prompt written notice in the event that any tax statement, certification, representation, warranty or other information provided to the Fund herein or in any document required to be provided under this Agreement (including, without limitation, any forms W-9 and/or W-8) ceases to be true at any time following the date hereof, and (ii) from time to time to provide an updated tax statement, certification, representation, warranty or other information.

t.

The Subscriber acknowledges (i) that the Fund’s board of directors (the “Board”) and SLR Capital Partners, LLC, as the Fund’s sole initial Unitholder, have each approved of the Fund adopting a minimum permitted asset coverage ratio of 150% in accordance with Section 61(a) of the Investment Company Act; and (ii) that, upon a BDC election, the Fund’s minimum permitted asset coverage ratio will be 150%.

u.

The Subscriber hereby acknowledges and approves the terms of the Investment Management Agreement, a form of which is attached hereto as Exhibit A, including the compensation payable by the Fund to the Investment Manager thereunder both prior to and following an Exchange Listing.

v.

The Subscriber hereby acknowledges and agrees that, at any time prior to the end of the Fund’s term, subject to any requirements of the Investment Company Act and applicable law, the Board may, without the approval of Unitholders, cause the Fund (or any successor entity to the Fund) to effectuate an Exchange Listing pursuant to the terms of the LLC Agreement. In connection with, and prior to, any such Exchange Listing, the Subscriber also acknowledges and agrees that, subject to any limitations under the Investment Company Act, the Board may cause the Fund to complete (i) the sale, exchange or disposition of all or a portion of the assets of the Fund; or (ii) a conversion of the Fund into a corporation incorporated in a state determined by the Board, either through a conversion in accordance with applicable law, a merger with or into an existing corporation, or otherwise, in which all Units will be converted into or exchanged for shares of common stock of the resulting corporation.

w.

The Subscriber hereby agrees that any representations, warranties and covenants made hereunder will be deemed to be reaffirmed by the Subscriber at any time it makes a capital contribution to the Fund and the act of making such capital contribution will be evidence of such reaffirmation.

4.

Further Assurances. The Subscriber agrees to provide such information and execute and deliver such documents as the Fund may reasonably request from time to time to comply with any law or regulation to which the Fund may be subject. In addition, the Subscriber agrees to provide any additional information and execute any additional documents as may reasonably be required in connection with any subscription or any credit facility or other similar borrowing arrangement by the Fund or any lender named in the credit facility or similar lending arrangement.

5.

Indemnity. The Subscriber understands that the information provided herein will be relied upon by the Fund, the Investment Manager, the Administrative Coordinator, the Administrator and their respective counsel for the purpose of determining the eligibility of the Subscriber to purchase or hold the Units. The Subscriber agrees to provide, if requested, any additional information that may reasonably be required to determine the eligibility of the Subscriber to purchase and hold the Units. The Subscriber agrees to indemnify and hold harmless the Fund, the Investment Manager, the Administrative Coordinator, the Administrator and each of their respective Affiliates and directors, officers, members, partners, employees and agents thereof from and against any loss, damage or liability due to or arising out of a breach of any representation, warranty, covenant or agreement of the Subscriber contained in this Agreement.

6.	Conflicts of Interest. The Subscriber acknowledges and agrees as follows:

a.

That the Investment Manager will receive compensation for its services to the Fund pursuant to the terms set forth in the LLC Agreement and the Investment Management Agreement, and may be incented to maximize its compensation.

b.

It is understood that the Investment Manager and any of its Affiliates may engage in any other business and furnish investment management and advisory services to others, including Persons which may have investment policies similar to those followed by the Fund (“Other Accounts”) and the Other Accounts may own obligations of the same class, or of the same type (or conflicting class or type), as those owned by the Fund. The Investment Manager will be free, in its sole discretion, to make recommendations to others, or effect transactions on behalf of itself or for others, which may be the same as or different from those it makes on behalf of the Fund.

c.

The Investment Manager will not acquire (directly or indirectly) any obligation from, or dispose of or otherwise transfer any such obligation to, the Fund, any of its Affiliates or any Other Account; provided, however, that the Investment Manager may effect any acquisition or disposition described above, if (i) such acquisition or disposition is effected in compliance with the LLC Agreement, (ii) such acquisition or disposition (and any consent, if required) is effected in accordance with all applicable laws (including, without limitation, the U.S. Investment Advisers Act of 1940, as amended, and the Investment Company Act) and in accordance with the LLC Agreement, and (iii) the Investment Manager does not receive any compensation in connection with such acquisition or disposition.

d.

To the extent that applicable law requires disclosure to and the consent and approval of the Subscriber to any purchase or sale transaction on a principal basis with the Investment Manager or its Affiliates, such requirements may be satisfied with respect to the Subscriber by giving disclosure and obtaining consent and approval on behalf of the Subscriber (i) from any one of Subscriber’s Authorized Representatives or (ii) in any other manner that is permitted pursuant to applicable law. The Investment Manager is not required to obtain consent and approval of the Subscriber for any transaction unless such consent and approval is required by applicable law or as otherwise required by the LLC Agreement.

7.	Voting.

a.

If the Board authorizes the liquidation or dissolution of the Fund, an Exchange Listing, or any transaction effectuated in connection with an Exchange Listing as described in Section 3(v) above and pursuant to the LLC Agreement, the Subscriber hereby provides a standing instruction and proxy to vote its Units in favor of effectuating the withdrawal of the Fund’s election to be regulated as a BDC (i) concurrently with the liquidation or dissolution of the Fund, or (ii) in connection with any Exchange Listing (including any transaction effectuated in connection therewith), provided that the exchange listed successor entity has elected to be regulated as a BDC.

b.

The Subscriber acknowledges that any Unitholder vote that is not required by the Investment Company Act will require the approval of the Independent Directors and will be deemed approved by the Unitholders unless a majority-in-interest of the Unitholders affirmatively vote to reject the item, with Access Fund Subscribers voting on a pass-through basis as described in the LLC Agreement.

8.	Benefit of Agreement. The Subscriber acknowledges that each representation, warranty or agreement of the Subscriber contained in this Agreement is made for the benefit of the Fund and its Affiliates.

9.

Entire Agreement. This Agreement and the LLC Agreement contain the entire agreement of the parties with respect to the subject matter hereof and supersede all oral statements and prior writings with respect thereto. Notwithstanding anything in this Subscription Agreement to the contrary, in the event of a conflict between the terms of this Subscription Agreement or the LLC Agreement, on the one hand, and the terms of the placement agreement dated April 28, 2022, as amended or restated (the “Placement Agreement”) on the other hand, the terms of the Placement Agreement shall control.

10.

Amendments. No amendment, modification, supplement or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Fund and the Subscriber.

11.

Miscellaneous. This Agreement is not assignable by the Subscriber without the consent of the Fund. Sections 2, 4, 5 and 6 of this Agreement shall survive the closing of the transactions contemplated hereby and any investigation made by the Fund.

12.

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

13.	Governing Law; Waiver of Jury Trial

a.	THIS AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

b.	THE UNITS AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THE UNITS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE.

c.

EACH OF THE FUND AND THE SUBSCRIBER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the date set forth above and acknowledges the following:

•	The Fund’s Units may not be sold, transferred or assigned without the written consent of the Investment Manager;

•	If the Fund makes additional offerings of its Units in the future, an investor may be required to make additional purchases of the Fund’s Units on one or more dates to be determined by the Fund;

•	It is uncertain whether a secondary market will develop for the Fund’s Units, and therefore, the Fund’s Units constitute illiquid investments;

•

Investment in the Fund is suitable only for sophisticated investors and requires the financial ability and willingness to accept the high risks and lack of liquidity inherent in an investment in the Fund; and

•

The Fund’s distributions may be funded from unlimited amounts of offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Fund for investment. Any capital returned to you through distributions will be distributed after payment of fees and expenses.

[ ]

By:	[ ]

By:
Name:
Title:

AGREED AND ACCEPTED:

This day of ____________, 202__

SLR PRIVATE CREDIT BDC II LLC

By:
Name:	Michael Gross
Title:	Co-Chief Executive Officer and President

By:
Name:	Bruce Spohler
Title:	Co-Chief Executive Officer and Chief Operating Officer

Exhibit A

SLR Private Credit BDC II Investment Management Agreement